UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
___________________________

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Immuneering Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Immuneering Corporation
245 Main Street
Second Floor
Cambridge, MA 02142
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2024
NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders of Immuneering Corporation, a Delaware corporation, will be held on Wednesday, June 12, 2024 at 11:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting and will be held via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IMRX2024. The meeting is being held for the following purposes, as more fully described in the accompanying proxy statement.
The Annual Meeting is being held:
1.to elect Robert J. Carpenter and Benjamin J. Zeskind, Ph.D. as Class III directors to hold office until our annual meeting of stockholders to be held in 2027 and until their respective successors have been duly elected and qualified;
2.to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
3.to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our Class A common stock as of the close of business on April 18, 2024 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days ending on the day before the Annual Meeting for a purpose germane to the meeting by sending an email to mbookman@immuneering.com, stating the purpose of the request and providing proof of ownership of the Company’s stock. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.
Please see the “General Information” section of the proxy statement that accompanies this notice for more details regarding the logistics of the virtual Annual Meeting, including the ability of stockholders to submit questions during the Annual Meeting, and technical details and support related to accessing the virtual platform.
Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card. You may also vote online during the Annual Meeting. Instructions on how to vote during the meeting will be available at www.virtualshareholdermeeting.com/IMRX2024.

By Order of the Board of Directors,

Cambridge, Massachusetts April 23, 2024	/s/ Michael D. Bookman
Michael D. Bookman Chief Legal Officer & Secretary

Immuneering Corporation
245 Main Street
Second Floor
Cambridge, MA 02142
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2024
This proxy statement (the “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2023 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Immuneering Corporation (the “Company”, “Immuneering”, “we,” “us” or “our”) in connection with our 2024 annual meeting of stockholders (the “Annual Meeting”). The proxy materials are first being sent on or about April 23, 2024 to all stockholders entitled to notice of and to vote at the Annual Meeting.
The Annual Meeting will be a completely virtual meeting and will be held via live webcast in order to facilitate stockholder attendance and participation by enabling stockholders to participate and vote electronically from any location. Details regarding how to attend the meeting online are more fully described below.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 12, 2024. A Notice Regarding the Internet Availability of Proxy Materials (the “Notice”) will be mailed to certain of our stockholders. The proxy materials can be accessed at our Investor Relations website at https://ir.immuneering.com or by following the instructions in the Notice.
General information about the Annual Meeting and Voting
How do I attend the Annual Meeting?
The Annual Meeting will be held on Wednesday, June 12, 2024 at 11:00 a.m. Eastern Time via a live webcast. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IMRX2024. The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
To attend and participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your bank or broker holds your shares in street name (as described below), you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date (as defined below). We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. For any questions on how to attend the Annual Meeting, please contact Michael Bookman at (617) 500-8080 or mbookman@immuneering.com.
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:
•Proposal No. 1:   Election of the director nominees listed in this Proxy Statement.
•Proposal No. 2:   Ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?
We are not aware of any matters to be voted on at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Why hold a virtual meeting?
We wish to provide expanded access, improved communication and cost savings for our stockholders and the Company while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. We believe the virtual meeting format enables increased stockholder attendance and participation because stockholders can participate from any location around the world. We believe that hosting a virtual meeting is in the best interest of the Company and its stockholders.
What does it mean if I receive more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks, brokers or other nominees in “street name” as described below. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope.
Who is entitled to vote at the Annual Meeting?
Only holders of record of shares of our Class A common stock as of the close of business on April 18, 2024 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 29,653,355 shares of our Class A common stock issued and outstanding and entitled to vote. Each share of our Class A common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote your shares by following their instructions for voting. Please refer to the information from your bank, broker or other nominee on how to submit your voting instructions. In addition, as discussed below, if you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting live via webcast so long as you have requested a legal proxy from your broker, bank, or nominee. See “How do I attend the Annual Meeting?”
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote, present by remote communication or represented by proxy, constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.
Broker non-votes (as described below) will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.
What are “broker non-votes”?
A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.
Under current stock market rules that govern broker non-votes, Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker does not have the authority to vote uninstructed shares at its discretion on such proposal. Proposal No. 2 for the ratification of the appointment of RSM US LLP as our independent registered public accounting firm is considered a discretionary matter, and a broker is permitted to exercise its discretion to vote uninstructed shares on the proposal.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present by remote communication or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.
How do I vote my shares without attending the Annual Meeting?
We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:
•by Telephone — You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•by Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or
•by Mail — You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 11, 2024. If you vote by completing a proxy card, your mailed proxy card with respect to shares held of record must be received no later than June 11, 2024.
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions on how to vote from the bank, broker or other nominee. You must follow the instructions of such bank, broker or other nominee in order for your shares to be voted.
How can I vote my shares at the Annual Meeting?
Shareholders may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/IMRX2024. To participate in the annual meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting. See “How do I attend the Annual Meeting?”
Will there be a question and answer session during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions properly submitted by stockholders during the meeting that are pertinent to the Company and the meeting matters. The Company will endeavor to answer as many questions submitted by stockholders as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How Do I Attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;

•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How do I attend the Annual Meeting?”.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:
•FOR the nominees to the Board set forth in this Proxy Statement (Proposal 1).
•FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2).
How many votes are required to approve each proposal?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors.	“FOR ALL” “WITHHOLD ALL” “FOR ALL EXCEPT”	None(1)	No(3)
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”	None(2)	Yes(4)
_____________
(1)Votes that are “withheld” will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director, because directors are elected by plurality voting.
(2)A vote marked as an “Abstention” is not considered a vote cast and will, therefore, not affect the outcome of this proposal.
(3)As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.
(4)As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. We do not expect any broker non-votes on this proposal.
What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.
Who will count the votes?
Representatives of Broadridge Investor Communication Solutions, Inc (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

Can I revoke or change my vote after I submit my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•sending a written statement to that effect to the attention of our Secretary at our corporate offices at 245 Main Street, Second Floor, Cambridge, MA 02142, provided such statement is received no later than June 11, 2024;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Time on June 11, 2024;
•submitting a properly signed proxy card with a later date that is received no later than June 11, 2024; or
•attending the Annual Meeting, revoking your proxy and voting electronically. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company’s Secretary at our corporate offices at 245 Main Street, Second Floor, Cambridge, MA 02142, before your proxy is voted or you vote electronically at the Annual Meeting.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. If you are a street name stockholder, you are invited to attend and vote your shares at the Annual Meeting.
Your most recent proxy card or telephone or Internet proxy is the one that is counted.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Banks, brokers and other nominees will be requested to distribute proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K (“Form 8-K”) that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who should I contact if I have any additional questions?
If you are the stockholder of record for your shares, please contact Mallory Morales at (617) 500-8080 or mmorales@immuneering.com. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee directly.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Size and Structure
Our Certificate of Incorporation as currently in effect (“Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board has fixed the number of directors at seven, and we currently have seven directors serving on the Board.
Our Certificate of Incorporation provides that the Board of Directors be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board of Directors, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board of Directors will be filled only by an affirmative vote of the majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board of Directors to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.
Current Directors and Terms
Our current directors and their respective classes and terms are set forth below.

Class I Director - Current Term Ending at 2025 Annual Meeting	Class II Director - Current Term Ending at 2026 Annual Meeting	Class III Director - Current Term Ending at 2024 Annual Meeting
Ann E. Berman	Peter Feinberg	Robert J. Carpenter
Diana F. Hausman, M.D.	Laurie B. Keating	Benjamin J. Zeskind, Ph.D.
Thomas J. Schall, Ph.D.
Nominees for Director
Mr. Carpenter and Dr. Zeskind have been nominated by the Board of Directors to stand for election. As the directors assigned to Class III, Mr. Carpenter and Dr. Zeskind’s current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Mr. Carpenter and Dr. Zeskind will each serve for a term expiring at the annual meeting of stockholders to be held in 2027 (the “2027 Annual Meeting”) subject to the election and qualification of their respective successor or until their respective earlier death, resignation or removal.
Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board of Directors’ discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.
Information About Board Nominees and Continuing Directors
The following pages contain certain biographical information for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.
We believe that all of our directors and nominees display: personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personalities that complement those of our other directors and that help build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.
Nominees for Election to Three Year Terms Expiring at the 2027 Annual Meeting of Stockholders

Class III Director Nominees	Age	Director Since	Current Position at Immuneering
Robert J. Carpenter	79	May 2009	Director
Benjamin J. Zeskind, Ph.D.	42	February 2008	Co-Founder, President, Chief Executive Officer, Director
Robert J. Carpenter has served on our Board of Directors since May 2009 and previously served as Chair of the Board through December 2023. Mr. Carpenter also currently serves as the Chairman of Hydra Biosciences LLC, or Hydra Biosciences, a privately held clinical-stage biopharmaceutical company. From 1992 until 2015, he served as the Chief Executive Officer of Boston Medical Investors, Inc., a venture capital firm. Mr. Carpenter has founded and served in executive management and board roles at numerous biotechnology companies, including Olaris Inc., Integrated Genetics and GelTex Pharmaceuticals, both of which merged with Genzyme Corporation, and VacTex Corp., which was acquired by Aquila Biopharmaceuticals, Inc. Mr. Carpenter also served as a director of Genzyme Corporation from 1994 to 2010. Mr. Carpenter received his B.S. in engineering from the U.S. Military Academy at West Point, his M.S. in computer science from Stanford University and his M.B.A. from Harvard Business School. We believe that Mr. Carpenter is qualified to serve on our Board of Directors due to his extensive leadership skills and experience in the healthcare and biotechnology industries.
Benjamin J. Zeskind, Ph.D., has served as our Co-Founder, President, Chief Executive Officer and a member of our Board of Directors since February 2008. Dr. Zeskind received his S.B. in electrical engineering and computer science and his Ph.D. in bioengineering from Massachusetts Institute of Technology, or MIT, and his M.B.A. from Harvard Business School, where he was recognized as a Baker Scholar, the highest award for distinction. We believe that Dr. Zeskind is qualified to serve on our Board of Directors due to his extensive experience in the pharmaceutical industry and in-depth knowledge of our business.
Class I Directors Whose Terms Expire at the 2025 Annual Meeting

Class I Directors	Age	Director Since	Current Position at Immuneering
Ann E. Berman	71	July 2021	Chair of the Board and Director
Diana F. Hausman, M.D.	61	January 2022	Director
Thomas J. Schall, Ph.D.	64	March 2024	Director
Ann E. Berman has served on our Board of Directors since July 2021 and as Chair of the Board since January 2024. She currently serves as a member of the board of directors of Loews Corporation, and as Vice Chair of the board of trustees of Beth Israel Deaconess Medical Center where she is also the Chairwoman of its Compliance and Risk Committee. From September 2011 until June 2021, Ms. Berman served as a member of the board of directors and Chair of the Audit Committee of Cantel Medical Corp. In addition, she served as a member of the board of directors and Chair of the Audit Committee of Eaton Vance Corporation from February 2006 until March 2021, and as a member of the board of directors and Chair of the Audit Committee of Renalytix plc from July 2021 until September 2022. Prior to these roles, Ms. Berman served in various financial and risk management capacities at Harvard University, including as Senior Advisor to the President of Harvard University, Vice President of Finance and Chief Financial Officer. She received her B.A. with distinction in French language and literature from Cornell University, where she was Phi Beta Kappa, and her M.B.A. from the University of Pennsylvania’s Wharton School of Business. We believe that Ms. Berman is qualified to serve on our Board of Directors due to her accounting and financial management expertise as a Certified Public Accountant, experience as Chief Financial Officer of a major research university, service as an audit committee member and chair of other public companies, and depth of experience in risk management.
Diana F. Hausman, M.D. has served on our Board of Directors since January 2022. Dr. Hausman currently serves as the Chief Medical Officer of Zentalis Pharmaceuticals, Inc.(“Zentalis”), a position she has held since January 2024. Previously, Dr. Hausman served as the Chief Medical Officer of Link Immunotherapeutics from March 2022 to October 2023, and from June 2021 to March 2022 served as the Chief Medical Officer of Lengo Therapeutics (“Lengo”), a wholly-

owned subsidiary of Blueprint Medicines Corporation. Prior to Lengo, Dr. Hausman served as Chief Medical Officer for Zymeworks Inc. from June 2016 to May 2021, and as Chief Medical Officer for Oncothyreon Inc. from 2009 to 2016. She also held positions of increasing responsibility at ZymoGenetics Inc., Berlex Inc., and Immunex Corporation, working across multiple indications, including oncology, hematology, hepatitis C and autoimmune disease. From May 2023 to January 2024, Dr. Hausman served as a member of the board of directors of Zentalis. Dr. Hausman received her A.B. in biology from Princeton University, her M.D. from the University of Pennsylvania, and her internal medicine and specialty training in hematology and medical oncology at the University of Washington, Seattle. We believe Dr. Hausman’s extensive experience in the life sciences industry and her medical background qualifies her to serve on our Board of Directors.

Thomas J. Schall, Ph.D. has served on our Board of Directors since March 2024. Dr. Schall founded ChemoCentryx, Inc. and served as its President, Chief Executive Officer and Chairman for 25 years until its acquisition by Amgen in 2022. From 1993 to 1997, Dr. Schall worked at the DNAX Research Institute (“DNAX”), a division of Schering-Plough Corporation. Prior to DNAX, he was a scientist with Genentech, Inc. Dr. Schall participated in early discoveries of chemokine system function and activities, and his laboratories have been responsible for the discovery or co-discovery of numerous known chemokine receptors. Dr. Schall received his B.S. in biology from Northern Illinois University and his Ph.D. in cancer biology from Stanford University. We believe that Dr. Schall is qualified to serve on our Board of Directors due to his extensive pharmaceutical industry and business experience.
Class II Directors Whose Terms Expire at the 2026 Annual Meeting of Stockholders

Class II Directors	Age	Director Since	Current Position at Immuneering
Peter Feinberg	63	January 2021	Director
Laurie B. Keating	70	March 2021	Director
Peter Feinberg has served on our Board of Directors since January 2021. Mr. Feinberg was a Founding Member of Boxcar Partners, a venture capital investment firm with a focus on biotechnology investing, and has served as Partner there since 2019. Mr. Feinberg is also a Founder of Sporos Bioventures, LLC, a private biotechnology company focused on transforming the drug development process across oncology. In addition, he currently serves as Co-Founder of BridgeBio Pharma, Inc., a publicly traded biotechnology company focusing on genetic diseases, Boxcar PMJ LP and Emerging Security Solutions. He has more than three decades of experience in the financial services industry at Oppenheimer & Co. Inc. where he served as a Managing Director. Mr. Feinberg has served on the board of directors of Notable Labs, LTD., a publicly traded biotechnology company, since September 2023. Mr. Feinberg received his B.S. in finance from Whittier College. We believe that Mr. Feinberg is qualified to serve on our Board of Directors due to his extensive leadership skills and experience in the financial and biotechnology industries.
Laurie B. Keating has served on our Board of Directors since March 2021. Ms. Keating previously served as the Executive Vice President, Chief Legal Officer and Secretary of Alnylam Pharmaceuticals, Inc., from March 2019 until September 2021, and also served as its Senior Vice President, General Counsel and Secretary from September 2014 until March 2019. From September 2004 until January 2014, she served as the Senior Vice President, General Counsel and Secretary of Millennium Pharmaceuticals, Inc., a wholly owned oncology-focused subsidiary of Takeda Pharmaceutical Company Limited since 2008, and was the founding Chief Executive Officer and a member of the board of directors of Hydra Biosciences. Since December 2021 Ms. Keating has served on and currently chairs the board of directors of a clinical-stage biopharmaceutical company, PepGen Inc. (Nasdaq: PEPG), where she also chairs the Compensation Committee and is a member of the Audit and Nominating and Corporate Governance committees. From November 2021 until the company was acquired by Merck in January 2023, she served on the board of directors of Imago BioSciences (Nasdaq: IMGO), and from 2005 until March 2022 she served on the board of directors of MassBIO, a non-profit organization. Ms. Keating earned her A.B. in economics from the University of California, Berkeley and her J.D. from the University of California, Hastings College of the Law. We believe that Ms. Keating is qualified to serve on our Board of Directors due to her extensive leadership skills and experience in the biotechnology industry.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the election of each of Robert J. Carpenter and Benjamin J. Zeskind as a Class III director to hold office until the 2027 Annual Meeting and until his successor has been duly elected and qualified.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. RSM US LLP (“RSM”) has served as our independent registered public accounting firm since 2020. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed RSM to serve as our independent registered public accounting firm for the year ending December 31, 2024.
Although ratification is not required, the Board of Directors is submitting the selection of RSM to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board of Directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.
Representatives of RSM are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
Independent Registered Public Accounting Firm Fees
The following is a summary and description of fees incurred by RSM for the fiscal years ended December 31, 2023 and 2022:

	Fiscal Year 2023	Fiscal Year 2022
Audit fees(1)(2)	$283,500	$285,600
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—
Total Fees	$283,500	$285,600
_____________
(1)Audit fees for 2022 consist of fees for our quarterly reviews, audit of our annual financial statements, filing of our registration statement on Form S-3 and delivery of the comfort letter associated with the ATM.
(2)Audit fees for 2023 consist of fees for our quarterly reviews, audit of our annual financial statements, and fees related to our April 2023 follow-on equity financing and delivery of the comfort letter associated therewith.
Pre-Approval Policy
The formal written charter for our audit committee requires that the audit committee or the Chair of the audit committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable rules of the U.S. Securities and Exchange Commission (“SEC”).
The audit committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the audit committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the audit committee.
The audit committee periodically reviews and generally pre-approves services (and annually approves related fee levels or budgeted amounts) that may be provided by our independent registered public accounting firm without first obtaining specific pre-approval from the audit committee. The audit committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the audit committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts.
The above-described services were provided in accordance with our pre-approval policies and procedures.
Board Recommendation
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
Audit Committee Report
The report of the audit committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.
The audit committee operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this Proxy Statement under the discussion of “Corporate Governance — Audit Committee.” Under the audit committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.
In the performance of its oversight function, the audit committee reviewed and discussed with management and RSM US LLP, as the Company’s independent registered public accounting firm, the Company’s audited financial statements for the fiscal year ended December 31, 2023. The audit committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission. In addition, the audit committee received and reviewed the written disclosures and the letters from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB, regarding such independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the Company’s independent registered public accounting firm their independence from the Company.
Based upon the review and discussions described in the preceding paragraph, the audit committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Ann E. Berman (Chair)
Peter Feinberg
Laurie B. Keating

EXECUTIVE OFFICERS
The table below identifies and sets forth certain biographical and other information regarding our executive officers. There are no family relationships among any of our executive officers or directors.

Name	Age	Position(s)	In Current Position Since
Benjamin J. Zeskind, Ph.D.	42	Co-Founder, President, Chief Executive Officer, Director	2008
Harold E. Brakewood	59	Chief Business Officer	2023
Brett Hall, Ph.D.	55	Chief Scientific Officer	2019
Michael D. Bookman	37	Chief Legal Officer, Secretary	2023
Mallory Morales	40	Chief Accounting Officer, Treasurer	2023
Leah R. Neufeld	51	Chief People Officer	2022
See page 10 of this Proxy Statement for Dr. Zeskind’s biography
Harold E. Brakewood (“E.B.”) has served as our Chief Business Officer since March 2023. Prior to Immuneering, Mr. Brakewood was employed by Regeneron Pharmaceuticals from December 2015 to December 2021, most recently as Vice President and head of a business unit for oncology, Covid-19 and new product planning. Before that, Mr. Brakewood was employed by Merck & Company, Inc. from 1989 to 1992, and again from 1994 to 2015, in a variety of commercial roles of increasing responsibility including strategic planning, business development, brand management and an oncology start-up venture. Mr. Brakewood holds an A.B. from Bowdoin College, an M.A. in physics from Dartmouth, and an M.B.A. from Harvard Business School.
Brett Hall, Ph.D. has served as our Chief Scientific Officer since November 2019. He also served as the Founder and Chairman of the board of directors of BioArkive, Inc., a privately held biotechnology services company from January 2019 until December 2021. Prior to that, Dr. Hall served as the Chief Executive Officer of Asellus Therapeutics, LLC, a privately held biotechnology company, from July 2015 until May 2018, and as the Head of Translational Medicine of Oncology at Medimmune, LLC, the biologics division of AstraZeneca Pharmaceuticals LP, from July 2014 until July 2015, before transitioning to executive discovery roles in biotechnology. From November 2008 until July 2014, Dr. Hall served in roles of increasing responsibility at Johnson & Johnson, a multinational corporation that develops medical devices, pharmaceuticals and consumer packaged goods, culminating in his role as the Head of Biomarkers of the Hematologic Disease Area Stronghold, where he led translational efforts for Sylvant® and Imbruvica® through clinical development. Dr. Hall has extensive drug development and leadership experience ranging from early drug discovery through translational clinical sciences, including multiple drug registrations. Dr. Hall has extensively published in the areas of tumor microenvironment (TME) and translational sciences, and holds multiple patents for drug pharmacology and discovery. He was also a tenure-track Assistant Professor at Ohio State University where his laboratory focused on the development of human TME-aligned models to better translate preclinical data into the clinic and discover novel biomarkers. Prior to Dr. Hall’s career in life sciences, he served in the United States Air Force and worked as an investment banker. Dr. Hall received his B.S. in biochemistry from Ohio State University, his Ph.D. in immunology and cancer biology from West Virginia University, and completed his post-doctoral fellowship in cancer cell epigenetics at St. Jude Children’s Research Hospital.
Michael D. Bookman has served as our Chief Legal Officer and Secretary since January 2023, and previously served as our General Counsel and Secretary from July 2021 to January 2023. Prior to joining us, Mr. Bookman served as the General Counsel and Secretary of Frequency Therapeutics, Inc., or Frequency, from January 2021 until July 2021, and the Deputy General Counsel and Secretary of Frequency from September 2019 until January 2021. Prior to Mr. Bookman’s role at Frequency, he was an associate at Latham & Watkins LLP, a leading international law firm where he worked on corporate transactional, securities and general business and governance matters, with an emphasis on representing high-growth technology and life sciences companies, from October 2012 until August 2019. Mr. Bookman serves on the board of directors of the Girl Scouts of Eastern Massachusetts, Inc., a non-profit organization. Mr. Bookman received his B.B.A., summa cum laude, in finance from the University of Miami and his J.D. from the University of Virginia School of Law.

Mallory Morales has served as our Chief Accounting Officer and Treasurer since July 2023, and previously served as our Vice President, Finance and Treasurer from August 2022 to June 2023 and as our Vice President, Finance from May 2021 to July 2022. Prior to joining us, Ms. Morales served as Strategic Finance Business Partner at Gilead Sciences, Inc.

(“Gilead”), a biopharmaceutical company, from October 2020 to May 2021, where she oversaw the integration of the research and development organization of Immunomedics, Inc. (“Immunomedics”) following its acquisition by Gilead in October 2020. From April 2018 to October 2020, she served as Director and Assistant Controller at Immunomedics, an antibody drug conjugate company, where she oversaw the annual operating budget, forecasting and business planning. From May 2014 to April 2018, Ms. Morales held roles of increasing seniority at L’Oréal S.A., a personal care company, most recently as Director of Finance and Global Brand Controller of the L’Oreal Professional Products Division, where she oversaw and managed all financial and accounting functions. Ms. Morales is a CPA and began her career as an auditor for Pricewaterhouse Coopers. She earned her B.S. in Accounting and Business with honors from the State University of New York at Albany.

Leah R. Neufeld has served as our Chief People Officer since October 2022. Prior to joining us, Ms. Neufeld served as Chief Human Resources Officer of Luzsana Biotechnology (“Luzsana”) from August 2021 to October 2022, where she, as part of the executive team, helped establish Luzsana globally as a subsidiary of Hengrui Medicines. Previously, she was the Vice President, People, at Prevail Therapeutics from September 2019 to August 2021, until its acquisition by Eli Lilly. Prior to that, from August 2015 through September 2019, Ms. Neufeld was the Head of Human Resources at Intercept Pharmaceuticals, and from January 2014 to July 2015 was the Global Head of Human Resources for NPS Pharma until it was acquired by Shire Pharmaceuticals. From April 2009 to January 2014, she held positions of increasing responsibility at Daiichi Sankyo Pharma Development, most recently serving as Director of Human Resources. Earlier in her career, from November 2002 to April 2009, Ms. Neufeld held various human resources positions at Johnson & Johnson, including Manager of Human Resources in the consumer division and its oncology company called Ortho Biotech. Ms. Neufeld earned a B.A. in psychology from the American University and an M.S. in career counseling and organization development from Johns Hopkins University.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Governance — Documents & Charters” section of the “For Investors” page of our website located at www.ir.immuneering.com, or by writing to our Secretary at our offices at 245 Main Street, Second Floor, Cambridge, MA 02142. Among the topics addressed in our Corporate Governance Guidelines are:

— Board size, independence and qualifications	— Stock ownership
— Executive sessions of independent directors	— Board access to senior management
— Board leadership structure	— Board access to independent advisors
— Selection of new directors	— Board self-evaluations
— Director orientation and continuing education	— Board meetings
— Limits on board service	— Meeting attendance by directors and non-directors
— Change of principal occupation	— Meeting materials
— Term limits	— Board committees, responsibilities and independence
— Director responsibilities	— Succession planning
— Director compensation	— Risk management
Board Leadership Structure
Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company and our stockholders. If the Chair of the Board of Directors is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines allow for the appointment by the independent directors of a lead independent director. The lead independent director’s responsibilities include, but are not limited to: presiding over all meetings of the Board of Directors at which the Chair of the Board of Directors is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chair of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chair of the Board of Directors qualifies as independent, the Chair of the Board will serve as lead independent director.
The positions of our Chair of the Board and our Chief Executive Officer and President currently are served by two separate persons. Ms. Berman serves as the Chair of our Board of Directors, and Dr. Zeskind serves as our Chief Executive Officer and President.
The Board of Directors believes our current leadership structure of Dr. Zeskind serving as Chief Executive Officer and Ms. Berman, who qualifies as independent, serving as Chair of the Board is in the best interests of our Company and our stockholders and strikes the appropriate balance so as to allow Dr. Zeskind to focus on the strategic direction, day-to day-leadership and performance of our Company, while Ms. Berman presides over Board of Directors’ meetings, provides oversight of our corporate governance and leverages her extensive business and risk management experience to provide guidance to Dr. Zeskind. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly, the Board of Directors will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of our Company and our stockholders.
Director Independence
Under our Corporate Governance Guidelines and the Nasdaq Stock Market listing rules (the “Nasdaq rules”), a director is not independent unless the Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In addition, a director must meet the bright-line and other tests for independence set forth by the Nasdaq rules including (if applicable) those related to committee service, as well as satisfy additional independence criteria set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for audit and compensation committee service.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Ann E. Berman, Robert J. Carpenter, Peter Feinberg, Diana F. Hausman, Laurie B. Keating and Thomas J. Schall, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders.
Board Committees
Our Board of Directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues. Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates pursuant to a written charter.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Ann E. Berman	Chair	X
Robert J. Carpenter			X
Peter Feinberg	X	X
Diana F. Hausman, M.D.		Chair	X
Laurie B. Keating	X		Chair
Thomas J. Schall, Ph.D.
Benjamin J. Zeskind, Ph.D.
Audit Committee
Our audit committee is responsible for, among other things:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;
•discussing our risk management policies and assisting the Board’s oversight of management of material risks the Company is facing, including without limitation material environmental, social and governance exposure that may have a material impact on the Company’s financial statements or finance-related initiatives;
• overseeing the integrity of the Company’s information technology systems and cybersecurity risks;
•meeting independently with our internal auditing staff, if any, registered public accounting firm and management;
•establishing procedures regarding the reporting and treatment of complaints regarding accounting, internal accounting controls and auditing matters;

•reviewing and discussing our earnings press releases and approving any prerelease of expected financial or business performance;
•overseeing and reviewing our investment policy;
•reviewing and approving or ratifying any related person transactions; and
•preparing the audit committee report required by SEC rules.
Our audit committee currently consists of Ann E. Berman, Peter Feinberg and Laurie B. Keating, with Ms. Berman serving as chair.
All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board of Directors has affirmatively determined that each member of our audit committee qualifies as “independent” under Nasdaq’s heightened standards and Rule 10A-3 of the Exchange Act applicable to audit committee members, and that Ms. Berman, Mr. Feinberg and Ms. Keating each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Compensation Committee
Our compensation committee is responsible for, among other things:
•reviewing and approving, or recommending for approval by our Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;
•reviewing and approving or making recommendations to the Board of Directors regarding the Company’s equity incentive plans and administrating the Company’s equity incentive plans;
•reviewing and making recommendations to our Board of Directors with respect to director compensation;
•assisting with succession planning for the Chief Executive Officer and other executive officers;
•reviewing our strategies regarding human capital management;
•reviewing and discussing the results of our most recent stockholder advisory vote on executive compensation, if any such vote was held, and reviewing and recommending to our Board of Directors for approval the frequency with which we will conduct say on pay votes, to the extent applicable;
•reviewing our compensation policies and practices and assessing whether such policies and practices are reasonably likely to have a material adverse effect on us by encouraging excessive risk-taking;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and
•preparing the annual compensation committee report required by SEC rules, to the extent required.
Our compensation committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time as further described in its charter. Our compensation committee may also delegate to one or more of our executive officers the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans and any such delegation.
Our compensation committee currently consists of Robert J. Carpenter, Diana F. Hausman, M.D. and Laurie B. Keating, with Ms. Keating serving as chair. Our Board of Directors has determined that each member of our compensation committee qualifies as “independent” under Nasdaq’s heightened standards applicable to compensation committee members and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.
Our Chief Executive Officer makes recommendations to the compensation committee regarding the compensation of our executive officers. The compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities.
Before selecting any such consultant, counsel or advisor, the compensation committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the compensation committee.

Compensation Consultant
In accordance with its authority to retain consultants and advisors described above, the compensation committee has engaged Radford, an Aon Company (“Radford”), to provide executive and director compensation consulting services to the compensation committee. In 2023, Radford provided services to the compensation committee, which included providing information and data on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. The compensation committee evaluated whether any of the work performed by Radford during 2023 raised any conflict of interest and determined that it did not.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board of Directors;
•recommending to our Board of Directors the persons to be nominated for election as directors and to each committee of the Board;
•developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and
•overseeing a periodic evaluation of our Board of Directors.
Our nominating and corporate governance committee currently consists of Ann E. Berman, Peter Feinberg, and Diana F. Hausman, M.D., with Dr. Hausman serving as chair. Our Board of Directors has determined that each of Ms. Berman, Mr. Feinberg, and Dr. Hausman qualifies as independent under the applicable Nasdaq rules.
Board of Directors and Committee Meetings and Attendance
During the year ended December 31, 2023, our Board of Directors met four times, the audit committee met five times, the compensation committee met four times, and the nominating and corporate governance committee met twice. Each of the incumbent directors attended at least 75% of the total of the meetings of the Board of directors and the committees on which he or she served as a member during the year ended December 31, 2023.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least twice a year, the independent directors meet in a private session that excludes management and any non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.
Director Attendance at Annual Meeting of Stockholders
We do not have a formal policy regarding the attendance of members of our Board of Directors at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders. All of our then-incumbent directors attended our 2023 annual meeting of stockholders.
Director Nominations Process
The nominating and corporate governance committee is responsible for recommending candidates to serve on our Board of Directors and its committees. In considering whether to recommend any particular candidate to serve on the Board of Directors or its committees or for inclusion in the Board’s slate of recommended director nominees for election at an annual meeting of stockholders, the nominating and corporate governance committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the nominating and corporate governance committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to our industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of our operations; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors.
Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee shall consider the individual’s independence, experience, skills, background, and diversity, including with respect to race, age and gender, along with such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capabilities. When conducting searches for new directors, the Nominating and Corporate Governance Committee will take reasonable steps to include diverse candidates in the pool of nominees and any search firm will affirmatively be instructed to seek to include diverse candidates.
In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources, including third party recommendations. The nominating and corporate governance committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The nominating and corporate governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the nominating and corporate governance committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Directors’ effectiveness. In connection with its annual recommendation of a slate of nominees, the nominating and corporate governance committee also may assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board.
Each of the director nominees proposed to be elected at the Annual Meeting was recommended by our Chair of the Board (and, in the case of Mr. Carpenter, also by our President and Chief Executive Officer), and evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for election at the Annual Meeting. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the experience described in each of the member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board of Directors’ nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.
The nominating and corporate governance committee will consider director candidates recommended by stockholders. The nominating and corporate governance committee will review and evaluate information available to it regarding candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering them as it does in considering other director candidates. Stockholders wishing to propose a candidate for consideration may do so by submitting their recommendation to the attention of our Secretary at Immuneering Corporation, 245 Main Street, Second Floor, Cambridge, MA 02142.
Board Role in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. The Board shall regularly review information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. In particular, our Board of Directors is responsible for monitoring and assessing strategic and enterprise risk exposure as well as compliance with laws and regulations applicable to biopharmaceutical companies, including, without limitation, those related to drug manufacturing, clinical trials and patient safety. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also oversees management of financial, cybersecurity risks and risks related to our material environmental, social and governance exposure that may have a material impact on our financial statements or financial related initiatives. Our nominating and corporate governance committee manages risks associated with the independence of the Board and potential conflicts of interest. Our compensation committee oversees the management of risks relating to the Company’s executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through committee reports about such risks.

Committee Charters and Corporate Governance Guidelines
Our Corporate Governance Guidelines, charters of the audit committee, compensation committee and nominating and corporate governance committee, and other corporate governance information are available in the “Governance — Documents and Charters” section of the “For Investors” page of our website located at www.ir.immuneering.com, or by writing to our Secretary at our offices at 245 Main Street, Second Floor, Cambridge, MA 02142.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Conduct is available under the “Governance — Documents and Charters” section of the “For Investors” page of our website located at www.ir.immuneering.com, or by writing to our Secretary at our offices at 245 Main Street, Second Floor, Cambridge, MA 02142.
We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the Nasdaq rules.
Anti-Hedging Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy and Procedures, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly.

Compensation Recovery Policy (Clawback Policy)
In 2023, we adopted a compensation recovery, or “clawback,” policy (the “Clawback Policy”) in accordance with the Nasdaq listing standards and Exchange Act Rule 10D-1. The Clawback Policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The Clawback Policy is overseen and administered by the Compensation Committee. The full text of the Clawback Policy was included as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 1, 2024.
Stockholder Communications with Our Board of Directors
Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director, may do so by directing such correspondence to the attention of our Secretary at Immuneering Corporation, 245 Main Street, Second Floor, Cambridge, MA 02142. Our Secretary will forward the communication to the appropriate director or directors.

Board Diversity Matrix (as of April 23, 2024)

To see our Board Diversity Matrix as of May 1, 2023, please see our proxy statement filed with the SEC on May 1, 2023.

Total Number of Directors (7 total)
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Directors who identify as Military Veterans	—	1	—	—

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the 2023 Summary Compensation Table below. In 2023, our “named executive officers” and their positions were:
•Benjamin J. Zeskind, Ph.D., Chief Executive Officer;
•Brett Hall, Ph.D., Chief Scientific Officer; and
•Harold “E.B.” Brakewood, Chief Business Officer.
2023 Summary compensation table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Benjamin J. Zeskind, Ph.D.	2023	593,096		326,203		983,116	15,786	(3)	1,918,201
President and Chief Executive Officer	2022	570,285		313,657		1,156,550	14,474	(4)	2,054,966
Brett Hall, Ph.D.	2023	678,132		223,784		493,904	3,499	(5)	1,399,319
Chief Scientific Officer	2022	652,050		215,177		487,199	690	(5)	1,355,116
Harold "E.B." Brakewood	2023	326,923	(6)	142,940	(6)	991,023	13,137	(7)	1,474,023
Chief Business Officer
_____________
(1)The amounts reported represent discretionary annual bonuses paid in recognition of performance for the applicable year. Refer to the section titled “2023 Bonuses” below for additional information.
(2)Amounts represent the full grant date fair value of stock options issued during the given year, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used to calculate the grant date fair value of options issued during 2023 are set forth in Note 9 to the financial statements included in our Annual Report.
(3)The amount represents employer contributions under the Company’s 401(k) plan ($13,200), a Company-paid cell phone ($1,874) and Company-paid life insurance ($712).
(4)The amount represents employer contributions under the Company’s 401(k) plan ($12,200), a Company-paid cell phone ($1,974) and Company-paid life insurance ($300).
(5)The amount represents Company-paid life insurance.
(6)The amount represents the prorated amount earned by Mr. Brakewood during 2023.
(7)The amount represents employer contributions under the Company’s 401(k) plan ($11,333) and Company-paid life insurance ($1,804).
Narrative to summary compensation table
Our executive compensation program is designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. For 2023, the compensation of our named executive officers primarily consisted of a base salary, an annual cash incentive bonus opportunity, equity compensation in the form of stock options and health and welfare benefits. Pursuant to their employment agreements, the named executive officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances.
2023 base salaries
Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Annual base salaries are reviewed periodically by the compensation committee and the Board of Directors. Effective January 1, 2023, the compensation committee approved an increase in the base salary for Dr. Zeskind from $570,285 to $593,096 and for Dr. Hall from $652,050 to $678,132. Mr. Brakewood’s base salary of $425,000 was negotiated in connection with his commencing employment in March 2023. The amount included above in the “Salary” column of the 2023 Summary Compensation Table reflects the prorated salary amount earned by Mr. Brakewood during 2023.

In February 2024, our compensation committee approved an increase in the base salary for Dr. Zeskind from $593,096 to $616,820, for Dr. Hall from $678,132 to $705,257, and for Mr. Brakewood from $425,000 to $442,000, each effective as of January 1, 2024.
2023 bonuses
We offer our named executive officers the opportunity to earn annual performance bonuses to compensate them for attaining short-term company and individual goals established by our Board of Directors. Each named executive officer has an established target annual performance bonus amount, expressed as a percentage of the named executive officer’s annual base salary. The target bonus amounts for Dr. Zeskind, Dr. Hall and Mr. Brakewood in 2023 were 50%, 30% and 40%, respectively. With respect to Mr. Brakewood, the amount included above in the “Bonus” column of the 2023 Summary Compensation Table reflects the prorated bonus amount earned by Mr. Brakewood during 2023.
In February 2024, the compensation committee evaluated the named executive officers’ performance against the Company’s performance and approved the amounts earned by our named executive officers under the Company’s annual bonus program for 2023 and included above in the “Bonus” column of the 2023 Summary Compensation Table. The amounts actually paid to Dr. Zeskind, Dr. Hall and Mr. Brakewood were approved at above target based on the performance of our Company in 2023, as determined by the compensation committee. Specifically, the compensation committee considered, among other things, the progress of the ongoing Phase 1/2a clinical trial for the Company’s product candidate IMM-1-104, the filing and clearance of the Investigational New Drug application, or IND, relating to a Phase 1/2a clinical trial for the Company’s second product candidate IMM-6-415, and the successful completion of a follow-on underwritten equity offering of $30 million in April 2023.
Equity compensation
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, including our named executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executive officers and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our compensation committee periodically reviews the equity incentive compensation of our executives, including our named executive officers, and from time to time may grant equity incentive awards to them in the form of stock options.
We typically grant stock option awards to each executive officer and employee upon the individual’s commencement of employment and make additional grants of stock option awards on an annual basis for retention purposes. Each option has an exercise price no less than the fair market value of our common stock on the date of grant, as determined under our 2021 Incentive Award Plan, which we refer to as the 2021 Plan. During the fiscal year ended December 31, 2023, we granted stock options to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year End” table below.
Other elements of compensation
Retirement plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The 401(k) plan allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. For 2023, we matched contributions made by participants in the 401(k) plan up to four percent of a participant’s eligible compensation. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Health and welfare plans
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans on the same terms.
Outstanding equity awards at 2023 fiscal year-end

Name	Vesting Start Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Benjamin J. Zeskind, Ph.D.	9/20/2019	203,500		—		3.01	12/15/2029
	5/4/2021	113,020	(1)	61,980	(1)	9.74	5/5/2031
	1/1/2022	20,702	(2)	24,913	(2)	10.63	2/9/2027
	1/1/2022	76,137	(2)	80,348	(2)	9.66	2/9/2032
	1/1/2023	4,985	(2)	16,771	(2)	4.68	2/15/2028
	1/1/2023	80,722	(2)	271,522	(2)	4.25	2/15/2033
Brett Hall, Ph.D.	5/5/2018	91,000		—		3.01	2/24/2029
	11/1/2019	201,600		—		3.01	12/16/2029
	5/4/2021	113,020	(1)	61,980	(1)	9.74	5/5/2031
	1/1/2022	39,818	(2)	43,282	(2)	9.66	2/9/2032
	1/1/2023	42,854	(2)	144,146	(2)	4.25	2/15/2033
Harold “E.B.” Brakewood	1/23/2023	—		165,000	(3)	9.71	3/31/2033
_____________
(1)The options may be early exercised in full for restricted stock as of the date of the grant. The amounts reported as exercisable or unexercisable represent the number of shares as to which the options are vested or unvested, respectively. The options vest as to 25% of the underlying shares on the first anniversary of the vesting start date indicated and in equal monthly installments over the following three years, subject to continued employment through each applicable vesting date.
(2)The option vests in 48 equal monthly installments with the first tranche vesting on February 1 of the year of grant, subject to continued employment through each applicable vesting date.
(3)The options vest as to 25% of the underlying shares on the first anniversary of the vesting start date indicated and in equal monthly installments over the following three years, subject to continued employment through each applicable vesting date.

Executive compensation arrangements
Employment agreements
Dr. Zeskind
We entered into an employment agreement with Dr. Zeskind on July 23, 2021, pursuant to which we employ Dr. Zeskind as our President and Chief Executive Officer. The employment agreement has an indefinite term.
The employment agreement provides for an initial annual base salary of $551,000, which was most recently increased to $616,820 effective January 1, 2024, and for a target annual performance bonus equal to 50% of Dr. Zeskind’s annual base salary to be based on the attainment of performance objectives determined by our Board of Directors.
If we terminate Dr. Zeskind’s employment without “cause”, or he resigns for “good reason” other than in connection with a change in control of the Company, subject to his execution and non-revocation of a separation agreement and release in favor of our Company and compliance with restrictive covenants contained therein, Dr. Zeskind will be entitled to receive the following termination payments: (i) continued payment of base salary for twelve months, (ii) any unpaid bonus earned for the year prior to the year of termination, and (iii) direct payment of or reimbursement for COBRA premiums, less the amount Dr. Zeskind would have paid for coverage as an active employee, for up to 12 months. If such a qualifying termination occurs on or within 12 months following the date of a change in control of the Company or during the 3-month period prior to the date of a change in control of the Company, subject to his execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, Dr. Zeskind will be entitled to receive, in lieu of the payments and benefits described above, (a) continued payment of Dr. Zeskind’s base salary for 18 months, (b) any unpaid bonus earned for the year prior to the year of termination, (c) a payment equal to 1.5 times Dr. Zeskind’s target annual bonus for the year of termination, (d) direct payment of or reimbursement for COBRA premiums, less the amount Dr. Zeskind would have paid for coverage as an active employee, for up to 18 months and (d) all equity awards held by Dr. Zeskind that vest solely based on continued employment or service will accelerate and vest in full.
Dr. Zeskind is also party to a restrictive covenant agreement, pursuant to which he has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for one year following termination of his employment and from disclosing our proprietary information during or at any time following his employment.
Dr. Hall
We entered into an employment agreement with Dr. Hall on July 23, 2021, pursuant to which we employ Dr. Hall as our Chief Scientific Officer. The employment agreement has an indefinite term.
The employment agreement for Dr. Hall provides for an initial annual base salary of $630,000, which was most recently increased to $705,257 effective January 1, 2024, and a target annual performance bonus equal to 30% of his base salary based on the attainment of performance objectives determined by our Board of Directors.
In the event we terminate Dr. Hall’s employment without “cause” or he resigns for “good reason” (as such terms are defined in the employment agreement), subject to his execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, Dr. Hall will be entitled to receive (i) continued payment of base salary for 12 months, (ii) any unpaid bonus earned for the year prior to the year of termination, and (iii) direct payment of or reimbursement for COBRA premiums, less the amount Dr. Hall would have paid for coverage as an active employee, for up to 12 months. If such a qualifying termination occurs on or within 12 months following the date of a change in control of the Company, subject to the execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, Dr. Hall will be entitled to receive, in lieu of the payments and benefits described above, (a) continued payment of Dr. Hall’s base salary for 12 months, (b) any unpaid bonus earned for the year prior to the year of termination, (c) a payment equal to 1.0 times Dr. Hall’s target annual bonus for the year of termination, (d) direct payment of or reimbursement for COBRA premiums, less the amount Dr. Hall would have paid for coverage as an active employee, for up to 12 months and (d) all unvested equity or equity-based awards that vest solely based on Dr. Hall’s continued employment or service with the Company will accelerate and vest in full.
Dr. Hall is party to a restrictive covenant agreement, pursuant to which he has agreed to refrain from soliciting our customers or employees during his employment and from disclosing our proprietary information during or at any time following his employment.
Mr. Brakewood
We entered into an employment agreement with Mr. Brakewood on March 24, 2023, pursuant to which we employ Mr. Brakewood as our Chief Business Officer. The employment agreement has an indefinite term.
The employment agreement for Mr. Brakewood provides for an initial annual base salary of $425,000, which was increased to $442,000 effective January 1, 2024, and a target annual performance bonus equal to 40% of his base salary based on the attainment of performance objectives determined by our Board of Directors, and the grant of an option to purchase 165,000 shares of our Class A common stock under our 2021 Plan, which was granted in March 2023.
In the event we terminate Mr. Brakewood’s employment without “cause” or he resigns for “good reason” (as such terms are defined in the employment agreement), subject to his execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, Mr. Brakewood will be entitled to receive (i) continued payment of base salary for 12 months, (ii) any unpaid bonus earned for the year prior to the year of termination, and (iii) direct payment of or reimbursement for COBRA premiums, less the amount Mr. Brakewood would have paid for coverage as an active employee, for up to 12 months. If such a qualifying termination occurs on or within 12 months following the date of a change in control of the Company, subject to the execution and non-revocation of a separation agreement and release with the Company and compliance with restrictive covenants contained therein, Mr. Brakewood will be entitled to receive, in lieu of the payments and benefits described above, (a) continued payment of Mr. Brakewood’s base salary for 12 months, (b) any unpaid bonus earned for the year prior to the year of termination, (c) a payment equal to 1.0 times Mr. Brakewood’s target annual bonus for the year of termination, (d) direct payment of or reimbursement for COBRA premiums, less the amount Mr. Brakewood would have paid for coverage as an active employee, for up to 12 months and (d) all unvested equity or equity-based awards that vest solely based on Mr. Brakewood’s continued employment or service with the Company will accelerate and vest in full.
Mr. Brakewood is party to a restrictive covenant agreement, pursuant to which he has agreed to refrain from competing with us or soliciting our customers or employees during his employment and for one year following termination of his employment and from disclosing our proprietary information during or at any time following his employment.
Director Compensation
We maintain a compensation program for our non-employee directors under which each non-employee director receives compensation for their services on our Board of Directors. The program is periodically reviewed by our compensation committee and our Board of Directors and for 2023 provided for payments of the following amounts:
•an option to purchase 25,200 shares of our Class A common stock upon the director’s initial election or appointment to our Board of Directors. This initial option award was increased to 35,000 shares effective June 13, 2023;
•if the director has served on our Board of Directors for at least six months as of the date of an annual meeting of stockholders, an option to purchase 17,500 shares of our Class A common stock on the date of the annual meeting. This represents an increase from 14,200 shares granted at our 2022 annual meeting. Additionally, a director who has been serving as a non-employee director on the Board of Directors for less than six months as of the date of any such annual meeting, and will continue to serve as a non-employee director immediately following such meeting, shall also receive an option to purchase shares of our Class A common stock on the date of such annual meeting, but the number of shares underlying such option shall be reduced on a pro-rata basis based on the number of months such director has served as a non-employee director during the twelve month period ending on the date of such meeting;
•an annual director fee of $35,000 (the “Base Retainer”); and
•if the director serves on a committee of our Board of Directors or in the other capacities stated below, an additional annual fee as follows:
•Chair of the Board of Directors or lead independent director, $30,000 (the “COB or LID Retainer”);
•chair of the audit committee, $15,000;
•audit committee member other than the chair, $7,500;
•chair of the compensation committee, $10,000;
•compensation committee member other than the chair, $5,000;
•chair of the nominating and corporate governance committee, $8,000; and
•nominating and corporate governance committee member other than the chair, $4,000.

Beginning with annual retainer fees earned in 2024, each non-employee director may elect to receive an option to purchase shares of our Class A common stock (an “Elective Option”) in lieu of the entire amount of his or her Base Retainer and, if applicable, his or her COB or LID Retainer, in each case that will be earned in a given calendar year. Each non-employee director that elects to receive an Elective Option by no later than November 30 of the calendar year preceding the calendar year to which the election relates will receive an Elective Option on January 1 of the calendar year to which the election relates covering a number of shares determined in accordance with the non-employee director compensation program. If we increase the Base Retainer and/or the COB or LID Retainer during the calendar year to which an Elective Option relates, then the non-employee director will receive the applicable excess in cash.

Stock options granted to our non-employee directors under the 2021 Plan pursuant to the non-employee director compensation program have an exercise price equal to the fair market value of our common stock on the date of grant, as determined under the 2021 Plan, and will expire not later than ten years after the date of grant. The stock options granted upon a director’s initial election or appointment vest in 36 substantially equal monthly installments following the date of grant. Elective Options vest as to 25% of the underlying shares on each quarterly anniversary of the date of grant. The stock options granted annually to directors vest in 12 substantially equal monthly installments following the date of grant. In addition, all unvested stock options vest in full upon the occurrence of a change in control. The vesting of the stock options is in all cases subject to the applicable non-employee director’s continuous service as a non-employee director through the applicable vesting date, provided that the vesting of any Elective Option issued in respect of the COB or LID Retainer is subject to the non-employee director’s continued service as the chair of the Board of Directors or lead independent director, as applicable.

Director fees under the program are payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the non-employee director has not elected to receive an Elective Option in lieu thereof. The amount of each payment is prorated for any portion of a quarter that a director is not serving as non-employee member of our Board of Directors.

We increased the Base Retainer to $40,000 for 2024, effective as of January 1, 2024.
Dr. Zeskind, our President and Chief Executive Officer, serves on our Board of Directors but does not receive additional compensation for his service as a director. Refer to the discussion of named executive officer compensation elsewhere in this section for information regarding Dr. Zeskind’s 2023 compensation.
2023 Director compensation table

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Ann E. Berman	54,000	127,384	—	181,384
Robert J. Carpenter	75,357	127,384	—	202,741
Peter Feinberg	38,286	127,384	—	165,670
Diana F. Hausman, MD	48,000	127,384	—	175,384
Laurie B. Keating	52,500	127,384	—	179,884
_____________
(1)Amounts represent the full grant date fair value of stock options issued during 2023, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used to calculate the grant date fair value of all option awards made to our directors are set forth in Note 9 to the consolidated financial statements included in our Annual Report.
The table below shows the aggregate numbers of option awards and unvested stock awards held as of December 31, 2023 by each non-employee director who served on our Board of Directors in 2023.

Name	Options outstanding at fiscal year end (exercisable)	Options outstanding at fiscal year end (unexercisable)	Unvested restricted shares outstanding at fiscal year end
Ann E. Berman	40,091	19,981	—
Robert J. Carpenter	134,103	8,750	—
Peter Feinberg	134,103	8,750	—
Diana F. Hausman	31,035	17,850	—
Laurie B. Keating	64,250	27,524	—

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information on our equity compensation plans as of December 31, 2023.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Available for Future Issuance Under Equity Compensation Plans (excludes securities Reflected in first column)(1)
Equity compensation plans approved by security holders(2)	5,496,397	(3)	$6.54	(4)	2,324,368	(5)
Equity compensation plans not approved by security holders	—		—		—
Total	5,496,397		$6.54		2,324,368
_____________
(1)Pursuant to the terms of the 2021 Plan, the number of shares of Class A common stock available for issuance under the 2021 Plan automatically increases on January 1 of each calendar year beginning in 2022 and ending on and including January 1, 2031, by an amount equal to the lesser of: (a) 4% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our Board of Directors. Pursuant to the terms of the 2021 Employee Stock Purchase Plan, or the 2021 ESPP, the number of shares of Class A common stock available for issuance under the 2021 ESPP automatically increases on January 1 of each calendar year beginning in 2022 and ending and including January 1, 2031, by an amount equal to the lesser of: (a) 1% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by our Board of Directors.
(2)Consists of the Immuneering Corporation Long Term Incentive Plan, or the 2015 Plan, the 2021 Plan, and the 2021 ESPP.
(3)Includes 2,009,377 outstanding options to purchase shares of Class A common stock under the 2015 Plan and 3,487,020 outstanding options to purchase shares of Class A common stock under the 2021 Plan.
(4)As of December 31, 2023, the weighted-average exercise price of outstanding options under the 2015 Plan was $5.11 and the weighted-average exercise price per share of outstanding options under the 2021 Plan was $7.37.
(5)As of December 31, 2023, a total of 2,324,368 shares of common stock were available for issuance under the Company’s equity compensation plans, consisting of (a) 777,389 shares of Class A common stock available for future issuance under the 2021 ESPP (of which 152,427 shares were ultimately purchased on the purchase date of March 15, 2024 for the ESPP offering period then in effect at December 31, 2023), and (b) 1,546,979 shares of Class A common stock available for future issuance under the 2021 Plan.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information relating to the beneficial ownership of our common stock as of April 18, 2024, by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock; (ii) each of our directors; (iii) each of our named executive officers for 2024; and (iv) all directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.
The percentage of shares beneficially owned is computed on the basis of 29,653,355 shares of our Class A common stock outstanding as of April 18, 2024. Shares of our Class A common stock that a person has the right to acquire within 60 days of April 18, 2024 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Immuneering Corporation, 245 Main Street, Second Floor, Cambridge MA 02142.

	Shares of Class A Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
Merrin Investors LLC(1)	2,770,386	9.3%
Entities affiliated with Cormorant Asset Management, LP(2)	1,700,000	5.7%
Entities affiliated with Citadel Multi-Strategy Equities Master Fund Ltd.(3)	2,078,092	7.0%
Named Executive Officers and Directors
Benjamin J. Zeskind, Ph.D.(4)	3,796,890	12.5%
Harold E. Brakewood(5)	65,202	*
Brett Hall, Ph.D.(6)	903,461	3.0%
Ann E. Berman(7)	119,261	*
Robert J. Carpenter(8)	1,291,692	4.3%
Peter Feinberg(9)	1,240,636	4.2%
Laurie B. Keating(10)	94,977	*
Diana F. Hausman, MD(11)	43,985	*
Thomas J. Schall, Ph.D.(12)	5,816	*
All current executive officers and directors as a group (12 persons)(13)	7,908,804	25.0%
_____________
*Represents beneficial ownership of less than 1%.
(1)Based solely on a Schedule 13G/A filed with the SEC on March 27, 2024. Merrin Investors LLC has sole voting and sole dispositive power over 2,770,386 of our Class A common stock. Seth Merrin is the managing member of Merrin Investors LLC and as such shares voting and dispositive power over the securities held of record by Merrin Investors LLC. The address for Merrin Investors LLC is 2547 Maple Avenue, Cortlandt Manor, NY 10567.
(2)Based solely on a Schedule 13G/A filed with the SEC on April 15, 2024. Cormorant Global Healthcare Master Fund, LP (the “Master Fund”) and Cormorant Global Healthcare GP, LLC have shared voting and shared dispositive power over 561,128 shares of our Class A common stock. Cormorant Private Healthcare Fund III, LP (“Fund III”) and Cormorant Private Healthcare GP III, LLC have shared voting and shared dispositive power over 1,138,872 shares of our Class A common stock. Cormorant Asset Management, LP and Bihua Chen have shared voting and shared dispositive power over 1,700,000 shares of our Class A common stock. A portion of the shares reported for Cormorant

Asset Management, LP represent shares which are beneficially owned by the Master Fund and Fund III. Cormorant Global Healthcare GP, LLC and Cormorant Private Healthcare GP III, LLC serve as the general partners of the Master Fund and Fund III, respectively. Cormorant Asset Management, LP serves as the investment manager to the Master Fund and Fund III. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC, Cormorant Private Healthcare GP III, LLC and the general partner of Cormorant Asset Management, LP. The principal address for the foregoing reporting persons is 200 Clarendon Street 52nd Floor, Boston, Massachusetts 02116.
(3)Based solely on a Schedule 13G/A filed with the SEC on February 14, 2024. Each of Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), and Citadel GP LLC (“CGP”) has shared voting power and shared dispositive power over 2,056,779 shares of our Class A common stock. Each of Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), and Citadel Securities GP LLC (“CSGP”) has shared voting power and shared dispositive power over 21,313 shares of our Class A common stock. Kenneth Griffin has shared voting power and shared dispositive power over 2,078,092 shares of our Class A common stock. Citadel Advisors is the portfolio manager for Citadel Multi-Strategy Equities Master Fund Ltd. (“CM”). CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The address for the foregoing reporting persons is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.
(4)Consists of (i) 2,281,852 shares of our Class A common stock, (ii) 620,111 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024, and (iii) 894,927 shares of our Class A common stock held of record by the Benjamin J. Zeskind 2020 Family Trust, where Lisa Schwartz, Dr. Zeskind’s spouse, serves as sole trustee. Lisa Schwartz may be deemed to have sole voting and dispositive power with respect to the shares held of record by the Benjamin J. Zeskind 2020 Family Trust.
(5)Consists of (i) 3,900 shares of our Class A common stock and (ii) 61,302 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(6)Consists of (i) 345,896 shares of our Class A common stock and (ii) 557,565 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(7)Consists of (i) 67,465 shares of our Class A common stock and (ii) 51,796 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(8)Consists of (i) 1,148,839 shares of our Class A common stock and (ii) 142,853 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(9)Consists of (i) 111,766 shares of our Class A common stock, (ii) 476,615 shares of our Class A common stock held of record by PEF LLC, (iii) 392,242 shares of our Class A common stock held of record by PF Associates L.P., (iv) 115,441 shares of our Class A common stock held of record by S4K Investments LLC, and (v) 144,572 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(10)Consists of (i) 14,000 shares of our Class A common stock and (ii) 80,977 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(11)Consists of 43,985 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(12)Consists of (i) 2,900 shares of our Class A common stock and (ii) 2,916 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.
(13)Consists of an additional (i) 22,157 shares of our Class A common stock and (ii) 324,727 shares of our Class A common stock underlying options exercisable within 60 days from April 18, 2024.

CERTAIN TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures Regarding Transactions with Related Persons
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock listed on the Nasdaq Stock Market. Our related person transaction policy requires that the audit committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which, for so long as the Company is a smaller reporting company, are transactions in which we were or are to be a participant and the amount involved exceeds the lesser of (i) $120,000 or (2) one percent of the average of our total assets at fiscal year-end for the last two completed fiscal years, and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy.
Certain Related Person Transactions
Indemnification agreements
We entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer (and in certain cases their related venture capital funds) to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Participation in Our April 2023 Public Offering
On April 20, 2023, we completed an underwritten registered public offering in which we issued and sold an aggregate of 2,727,273 shares of our Class A common stock at a public offering price of $11.00 per share. The following table sets forth the aggregate number of shares of our Class A common stock acquired by holders of more than 5% of our Class A common stock in such offering.

Participants(1)	Class A Common Stock	Aggregate Purchase Price (in thousands)
Entities affiliated with Cormorant Asset Management, LP	1,818,181	$20,000
Entities advised or sub-advised by T. Rowe Price Associates, Inc.(2)	272,727	$3,000
_____________
(1)Additional details regarding these stockholders and their equity holdings are provided above under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”.
(2)Former holder of more than 5% of our Class A common stock.

Familial Relationship

Ryan (Alex) Peterson, the son-in-law of Brett Hall, Ph.D., our Chief Scientific Officer, is employed by us as a Senior Manager, Logistics. For his services to the Company during fiscal year 2023, Mr. Peterson received total compensation of $138,072, comprised of base salary and non-equity incentive compensation (specifically, a cash bonus paid in fiscal year 2024 based on 2023 performance), equity awards in the form of stock options (based on the grant-date fair value), company 401(k) matching contributions, and group term life insurance premiums paid by the Company. These amounts reflect the full grant-date fair value of equity compensation awarded in 2023 (computed in accordance with the provisions of ASC 718), and do not represent the actual value realized by the employee during the year. Mr. Peterson participated in our benefit programs generally available to employees during 2023. Dr. Hall does not manage or participate in the compensation decisions regarding Mr. Peterson, and we believe that the compensation paid to Mr. Peterson is fair and commensurate with what his compensation would be if he had no relationship to an executive officer of the Company.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 245 Main Street, Second Floor, Cambridge, MA 02142 in writing not later than December 24, 2024.
Stockholders intending to present a proposal at our 2025 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from a stockholder of record of their intent to present such a proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2025 Annual Meeting no earlier than February 12, 2025 and no later than March 14, 2025. The notice must contain the information required by our Bylaws. In the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 60 days after June 12, 2025, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2025 Annual Meeting and not later than the close of business of the 90th day prior to the 2025 Annual Meeting or, if later, the close of business of the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.
In addition to satisfying the foregoing requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2025 Annual Meeting must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.
In connection with our solicitation of proxies for our 2025 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies and helps the environment by conserving natural resources. Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If your household received a single Notice of the Annual Meeting of Stockholders or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact the Broadridge Householding Department, by calling their toll-free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

2023 ANNUAL REPORT
Our 2023 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice can access our 2023 Annual Report, including our Annual Report on Form 10-K for 2023, at www.proxyvote.com. You may also access our Annual Report on Form 10-K for the year ended December 31, 2023 at www.immuneering.com.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail, without charge, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to our Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Immuneering Corporation, attn: Secretary, 245 Main Street, Second Floor, Cambridge, MA 02142.
Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card by mail or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

/s/ Michael D. Bookman
Michael D. Bookman Chief Legal Officer and Secretary

Cambridge, Massachusetts April 23, 2024

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IMRX2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 11, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V35450-P08780

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IMMUNEERING CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of two Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert J. Carpenter
02) Benjamin J. Zeskind, Ph.D.

The Board of Directors recommends you vote FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V35451-P08780

IMMUNEERING CORPORATION
Annual Meeting of Stockholders
June 12, 2024 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Benjamin J. Zeskind and Michael D. Bookman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of Immuneering Corporation that the undersigned stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held live via webcast at www.virtualshareholdermeeting.com/IMRX2024 on June 12, 2024 at 11:00 AM EDT, and any adjournment, continuation, or postponement thereof with all powers which the undersigned would possess if present.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting of Stockholders or any adjournment, continuation, or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side